Exhibit 99.1
NV ENERGY, INC.
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

April 30, 2009

1.           PURPOSE

NV Energy, Inc. (the “Company”) established the NV Energy Employee Stock Purchase Plan (the “Plan”) for the purpose of providing eligible employees of the Company and any subsidiary thereof with a means of acquiring an equity interest in the Company through accumulated payroll deductions, to enhance these employees’ sense of participation in the affairs of the Company and to provide an incentive for continued employment. It is the intention of the Company that the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed in a manner consistent with Section 423 of the Code.

2.           DEFINITIONS

(a)
REGULAR BASE PAY means regular straight time earnings, but excludes payments for overtime, shift premiums, incentive compensation, bonuses and other special payments. However, in the case of Employees paid on a salary or commission basis, Regular Base Pay will also include an amount equal to the average of commissions in their payroll period during the six (6) months preceding the current Payroll Deduction Period, as that term is defined in Paragraph 7.

(b)	BOARD means the Board of Directors of NV Energy, Inc. (the “Company”).

(c)	COMMITTEE means the Compensation Committee of the Board who oversees the administration of the Plan in accordance with Paragraph 21.

(d)
EMPLOYEE means any person (including directors who are also employees or officers) who is customarily employed for more than 20 hours per week and more than five (5) months in a calendar year by one or more Employers.

(e)
EMPLOYER means the Company and each of its Subsidiaries that has elected, by action of its board of directors, to participate in the Plan and whose participation in the Plan has been approved by the Board.

(f)	SUBSIDIARY means any corporation that is a “subsidiary corporation” of the Company, as that term is defined in Section 424(f) of the Code.

3.           SHARES SUBJECT TO THE PLAN

There is a maximum of 900,162 shares of the Common Stock, $1.00 par value, of the Company (the “Shares”) available for sale under the Plan. The Shares were made available as of July 13, 1999, when the Plan was amended and restated, and are subject to adjustment upon changes in capitalization of the Company as provided in Paragraph 4. The Shares issuable under the Plan may be either shares newly issued by the Company or shares reacquired by the Company, including shares purchased on the open market.

4.           ADJUSTMENTS

In the event of an increase or decrease in the number of outstanding shares of Common Stock of the Company through stock split-ups, reclassifications, stock dividends, changes in par value and the like, an appropriate adjustment shall be made in the number of shares and Option Price provided for under Paragraph 9 of the Plan. This will be done either by a proportionate increase in the number of shares and a proportionate decrease in the Option Price per Share, or by a proportionate decrease in the number of Shares and a proportionate increase in the Option Price. The adjustment will be made as required to enable eligible Employees who are then participants in the Plan and by whom an option is exercised on the last day of any then current Offering Period (as defined herein) to acquire such number of Shares as their accumulated payroll deductions on such date will pay for at the adjusted Option Price.

5.           ELIGIBILITY

All Employees of the Company, regardless of their position or rate of pay, may participate in the Plan except Employees who, on an Offering Commencement Date (as defined below), had not completed six (6) months service with the Company or a Subsidiary thereof.

6.           AUTHORIZATION FOR ENTERING THE PLAN

(a)
An eligible Employee may participate in the Plan effective at the beginning of the next succeeding Payroll Deduction Period by filling out and submitting an online authorization form the “Authorization”:

(i)	stating the amount to be deducted regularly from his or her pay, provided that such amount must be no less than $5.00;

(ii)	authorizing the purchase of Shares for him or her on each Offering Exercise Date (as defined below); and

(iii)	specifying the exact name in which Shares purchased for him or her are to be issued as provided under Paragraph 13 hereof.

Such Authorization can be submitted during open enrollment periods (“Open Enrollment Period”) which will typically occur in April and October subject to change as deemed administratively necessary.

Unless an Employee submits a new Authorization or withdraws from the Plan, his or her deductions and purchases under the Authorization on file under the Plan will continue as long as the Plan remains in effect.

The Company will accumulate and hold for the Employee's account the amounts deducted from his or her pay but shall not be obligated to segregate such payroll deductions and no interest will be paid thereon.

(b)	Employees may authorize payroll deductions in any even dollar amount up to but not more than 15% of their Regular Base Pay.

(c)	Deductions may be increased or decreased only by submitting a new Authorization during an Open Enrollment Period.

7.            PAYROLL DEDUCTION PERIOD

The six-month periods, May 1 to October 31 and November 1 to April 30, shall be the “Payroll Deduction Periods” during which payroll deductions will be accumulated under the Plan. Each Payroll Deduction Period includes all pay days falling within it.

8.           OFFERING PERIOD

There are two “Offering Periods”: June 1 through December 1 and December 1 through June 1. The first day of the “Offering Period” is the “Offering Commencement Date” and the last day of the Offering Period is the “Offering Exercise Date.” Given the overlap of the Offering Periods, the Offering Commencement Date for a new Offering Period is also the Offering Exercise Date for the prior Offering Period.

9.           GRANTING STOCK OPTIONS

(a)
Twice each year, on the Offering Commencement Date, the Company will grant to each eligible Employee who has submitted an Authorization during the immediately preceding Open Enrollment Period or is then a continued participant in the Plan pursuant to Section 6 an option to purchase on the Offering Exercise Date of such Offering Period at the “Option Price” hereinafter set forth such number of Shares reserved for the purpose of the Plan as his or her accumulated payroll deductions on the Offering Exercise Date will pay for at such Option Price; provided and on condition that such Employee remains eligible and participates in the Plan throughout such Offering Period.

(b)
The “Option Price” per Share for each Offering Period shall be the lesser of: (1) 85% of the closing price for such stock as shown on the composite tape on the Offering Commencement Date, or on the last preceding day such quotations are available; or (2) 85% of the closing price for such Shares as shown on the composite tape on the Offering Exercise Date or on the last preceding day such quotations are available, but in no event will the Option Price be less than the par value of such Shares. This Option Price is set by the amendment and restatement of the Plan as adopted by the Board on February 8, 2008, and approved by stockholders on April 28, 2008, will be effective with the Offering Period beginning June 1, 2008.

(c)	No offering shall be for longer than twenty-seven (27) months.

10.           SPECIAL LIMITATIONS

Any provision of the Plan to the contrary notwithstanding, no Employee shall be granted an option to purchase Shares under the Plan:

(a)
if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary; or

(b)
which permits the Employee's rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of the fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

For purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an individual, and stock which an individual may purchase under outstanding options shall be treated as stock owned by such individual.

11.           EXERCISE OF OPTION

Each eligible Employee who continues to be a participant in the Plan on the Offering Exercise Date shall be deemed to have exercised his or her option on such Offering Exercise Date pursuant to the terms of the grant as set forth in Paragraph 9(b) of the Plan.

12.           WITHDRAWAL FROM THE PLAN

An Employee may withdraw from the Plan, in whole but not in part, at any time prior to the Offering Exercise Date by forwarding a withdrawal notice to Shareholder Relations. In this event, Shareholder Relations will promptly refund the entire balance of his or her deductions not theretofore used to purchase stock under the Plan, without interest, and no further payroll deductions will be made from such Employee's Regular Base Pay.

An Employee who withdraws from the Plan is like an employee who has never entered the Plan. To re-enter, he or she must submit a new Authorization during a subsequent Open Enrollment Period.

13.           PURCHASE OF SHARES

As soon as practicable after each Offering Exercise Date, Shares acquired pursuant to the Plan shall be deposited to the participant’s account with the Company’s transfer agent credited as of the Offering Exercise Date.

Stock purchased under the Plan will be issued only in the name of the Employee, or if so specified on the Authorization, in the name of the Employee and another person of legal age as joint tenants.

14.           TRANSFER OR ASSIGNMENT OF EMPLOYEE'S RIGHTS

An Employee's rights under the Plan and the payroll deductions credited to him or her belong to him or her alone and may not be pledged, transferred or assigned to or availed of by any other person, other than by will or the laws of descent and distribution, or a designation of beneficiary as provided in Paragraph 22 of the Plan. Any attempted assignment, transfer, pledge, or other disposition thereof shall be without effect, except that the Company or any Subsidiary thereof may treat such act as an election to withdraw from the Plan by such Employee in accordance with Paragraph 12.

15.           TERMINATION OF EMPLOYEE'S RIGHTS

An Employee's rights under the Plan will terminate when he or she ceases to be an Employee because of retirement, resignation, layoff, discharge, death, or for any other reason. A Withdrawal Notice will be considered as having been received from the Employee on the day his or her employment ceases, and all payroll deductions not used to purchase stock will be refunded to the participant without interest.

If an Employee's payroll deductions are interrupted by any legal process, a Withdrawal Notice will be considered as having been received from him or her on the day the interruption occurs. If an Employee’s payroll deductions are interrupted because compensation at any time during a Payroll Deduction Period is insufficient to cover such deduction due to an approved leave of absence, maternity leave or any other reason (a “Qualifying Reason”) and the Employee remains eligible to participate in the Plan as described in paragraphs 2(d) and 5 of the Plan, his or her deductions will be reinstated when sufficient funds exist and the Employee will be able to purchase Shares otherwise in accordance with the terms of the grant as set forth in Section 9(b). No accelerated or “make-up” amounts will be allowed to compensate for any such missed deduction.

Upon termination of the participant's employment because of death, the participant's beneficiary as provided herein shall have the right to elect, by written notice given to Shareholder Relations or other person designated by the Committee prior to the expiration of the period of thirty (30) days commencing with the date of the death of the participant, either (i) to withdraw all of the payroll deductions credited to the participant's account under the Plan, without interest, or (ii) to exercise the participant's option for the purchase of Shares on the Offering Exercise Date next following the date of the participant's death for the purchase of the number of Shares which the accumulated payroll deductions in the participant's account at the date of the participant's death will purchase at the applicable option price. In the event that no such written notice of election shall be duly received by Shareholder Relations or person designated by the Committee, the beneficiary shall automatically be deemed to have elected to withdraw the payroll deductions credited to the participant's account at the date of the participant's death and the same will be paid promptly to said beneficiary, without interest.

16.           TERMINATION AND AMENDMENTS TO PLAN

The Plan may be terminated at any time by the Company's Board of Directors, without notice. The Plan will terminate in any case when all or substantially all of the unissued shares of stock reserved for the purposes of the Plan have been purchased. If at any time Shares of stock reserved for the purposes of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to their options and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded to the participants, without interest.

The Board of Directors also reserves the right to amend the Plan from time to time, in any respect, in order to meet changes in legal requirements or for any other reason. However, no amendment to the Plan shall, without the approval of the shareholders of the Company, increase the total number of Shares which may be offered under the Plan, materially alter the requirement for participation in the Plan, or materially increase the benefits accruing to participants in the Plan. In no event may the Plan be amended more frequently than once each six (6) months, other than to comport with changes in the Code or such other applicable law.

17.           LIMITATIONS ON SALE OF SHARES PURCHASED UNDER THE PLAN

As of the amendment and restatement adopted by the Board on February 8, 2008, and approved by stockholders on April 28, 2008, effective with the offering period beginning June 1, 2008, Shares purchased under the Plan will be subject to a one-year holding period from the Offering Exercise Date upon which the Shares were purchased. During this time, the shares may not be sold, transferred, withdrawn or moved; provided, however, that such prohibition will not apply following the death of a participant. This holding requirement does not apply to shares purchased under the Plan before December 1, 2008. The Plan is intended to provide an opportunity to purchase Shares for investment and not for resale. However, after the mandatory one-year holding requirement, the Company does not intend to restrict or influence Employees in the conduct of their own business affairs. Notwithstanding the foregoing, an Employee may sell Shares purchased under the Plan at any time after the mandatory holding period of one year; provided, however, that because of certain federal tax requirements, each Employee will agree by entering the Plan, to promptly give the Company notice of any such Shares disposed of within eighteen months of its purchase showing the number of such Shares disposed of and the date purchased by him or her. An Employee who is subject to Section 16(b) of the Act may be subject to short-swing profit liability associated with the sale of Shares acquired under the Plan if transacted within six months of another transaction in the Company’s securities that is not exempt from liability pursuant to Section 16(b) of the Act. Each Employee shall agree by participation in the Plan to all restrictions on Shares acquired pursuant to the Plan.

18.           OPTIONEES NOT STOCKHOLDERS

Neither the granting of an option to an Employee nor the deductions from his or her pay shall constitute such Employee a stockholder of the shares covered by an option until such Shares have been purchased by such Employee.

19.           COMPANY'S CONTRIBUTION TO PLAN

The Company's contribution toward the Plan will consist of making its Shares reserved for the purposes of the Plan available for the purchase by Employees at less than the market price and of bearing all costs of administering and carrying out the Plan including brokerage commissions on stock purchased in the open market for issuance under the Plan.

20.           CERTAIN RESERVATIONS

It is intended that the Plan comply with applicable requirements of pertinent federal and other laws, and that it conform with limitations imposed by the Company's stockholders.

21.           ADMINISTRATION OF THE PLAN

The Plan shall be administered by the Committee or such other person or persons to whom the Committee may delegate administrative authority, including the Company’s Shareholder Relations Department; provided, however, that the interpretation and construction of any provisions of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Committee, subject, however, at all times to the final jurisdiction which shall rest in the Board. Determinations made by the Committee and approved by the Board with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company, each Subsidiary, and upon all participants, their heirs or legal representatives. Any rule or regulation adopted by the Committee shall remain in full force and effect unless and until altered, amended, or repealed by the Board. The Committee has selected NV Energy, Inc.’s Shareholder Relations Department to manage the Plan.

22.           DESIGNATION OF BENEFICIARY

A participant may file a written designation of a beneficiary who is to receive any cash held in his or her payroll deduction account in the case of such participant's death. Such designation of beneficiary may be changed by a participant at any time by written notice to Shareholder Relations. Upon the death of a participant and upon receipt by Shareholder

Relations of proof of the identity and existence at the time of the participant's death of a beneficiary validly designated under the Plan, the Company shall deliver either such cash allocable to a participant as of his or her date of death or Shares, pursuant to Paragraph 14, to his or her designated beneficiary. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such cash to the spouse of such participant, or, in the event the participant was not married at the time of death, then to his or her estate. No beneficiary shall, prior to the death of the participant by whom the beneficiary has been designated, acquire any interest in the cash credited to the participant under the Plan.

23.           NOTICES

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received by Shareholder Relations.

24.           APPROVAL OF STOCKHOLDERS

The Plan is a continuation of an employee stock purchase plan previously maintained by Sierra Pacific Power Company, which corporation became a wholly-owned subsidiary of Sierra Pacific Resources on May 31, 1984. The Plan became effective as of June 14, 1984, which is the original date it was adopted by the Board, and was approved by the stockholders within twelve (12) months after said original adoption date. On July 13, 1999, the Board approved Restatement No. 1, as amended, subject to the approval of the stockholders of the Company, which was obtained on June 19, 2000. On February 8, 2008, the Board approved the amendment and restatement of the Plan, subject to stockholder approval, which was obtained on April 28, 2008. On November 19, 2008, Sierra Pacific Resources changed its name to NV Energy, Inc.  On April 30, 2009, the Board approved the amendment and restatement of the Plan to reflect the name change and to allow the issuance of fractional shares, which amendment and restatement did not require the approval of the stockholders of the Company.